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Exhibit 99.7

INTERIM TRUST MANAGEMENT AGREEMENT

        This Agreement is made by and between Sentry Trust Company ("Sentry"), and Sun Bank ("Sun Bank") this 3rd day of June, 2003 (the "Agreement").

        WHEREAS, Sentry and Sun Bank believe that it is in their mutual best interests for Sentry to provide interim management of Sun Bank's trust and investment services and for Sun Bank to compensate Sentry for these services;

        WHEREAS, Sentry and Sun Bank believe that their relationship should be provided by written agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be mutually bound, Sentry and Sun Bank agree as follows:

        1.     Sentry agrees to provide Sun Bank with services set forth on Schedule A, attached hereto and deemed an integral part of this Agreement. The parties may mutually agree on additional services to be provided, from time to time, during the term of this Agreement, which services the parties shall add to Schedule A and which shall become an integral part of this Agreement.

        2.     In consideration thereof, Sun Bank agrees to pay Sentry the fees set forth on Schedule B, attached hereto and deemed an integral part hereof. Schedule B may be amended from time to time, as the parties agree in writing. Additional fees shall become an integral part of this Agreement.

        3.     Sentry shall make its employees reasonably available to accompany Sun Bank employees when meeting with customers of Sun Bank. Provided that such employees are reasonably available they will meet with Sun Bank clients or prospective clients at the offices of Sun Bank to discuss the provision of trust services to present clients and to assist customers in establishing trust relationships, as they desire, and in accordance with each customer's particular needs. Sentry may also meet with customers of Sun Bank at a location mutually convenient to the customer and to Sentry, i.e. the customer's home. All meetings will be made with the accommodation of Sentry Trust Company clients and employees as a primary consideration.

        4.     All account relationships will be between Sun Bank and the client. In no case will a trust agreement refer to Sentry Trust Company as an agent, custodian, trustee, guardian, executor, or any other capacity.

        5.     All accounts will be on the Sun Bank trust accounting system and will utilize the policies so established by Sun Bank. All administration will be performed by Sun Bank trust personnel.

        6.     Sun Bank shall be responsible for all administrative costs and operational costs incurred for services provided to its customers under this Agreement. Any and all fees for services will be billed by and paid directly to Sun Bank at the approved fee schedule for the specific account type or as mutually agreed by the client and Sun Bank.

        7.     The parties shall consult with each other concerning sharing of customer information and Sentry shall be bound by Sun Bank's privacy policies, adopted pursuant to any privacy law including, but not limited to, Title V of the Gramm-Leach-Bliley Act and the Fair Credit Reporting Act. Sun Bank shall consult with Sentry prior to the adoption of any privacy policy involving the sharing of any customer information between Sun Bank and Sentry.

        8.     This Agreement shall not conflict with or supercede any existing agreements that either party has entered into with respect to the services set forth on Schedule A.

        9.     Sentry and Sun Bank each agree to indemnify and hold harmless the other from any and all costs, fees, damages, claims, losses or assessments, including but not limited to legal fees, resulting from the actions, or acts, of the other party that may arise in connection with the performance of the obligations of the other party under this Agreement, or in connection with events or facts that have occurred prior to the date of this Agreement even if such costs, fees, damages, claims, losses, or assessments may arise after the date of this Agreement.

        10.   This Agreement may only be amended by the mutual written agreement of both parties.

        11.   This Agreement shall be interpreted under the laws of the Commonwealth of Pennsylvania.

        12.   This agreement will remain in effect until the effective merger date between Sun Interim Trust Company and Sentry Trust Company. If the merger is consummated, this agreement will terminate functionally by the combining of the two institutions and will no longer be required for management of the trust and investment services of Sun Bank. If the merger is not consummated then this Agreement may be terminated and cancelled by either party upon 30 days written notice to the other party sent by United States first class mail to the corporate office of the other party.

        IN WITNESS HEREOF, Sentry Trust Company and Sun Bank have caused this Interim Trust Services Agreement to be signed by their duly authorized officers as of this 3rd day of June, 2003.

ATTEST:	SENTRY TRUST COMPANY
/s/ CAROLE L. CRIST	By	/s/ SIDNEY M. PALMER Sidney M. Palmer, Chairman
/s/ CAROLE L. CRIST	By	/s/ CHARLES E. NELSON Charles E. Nelson, President/CEO
ATTEST:	SUN BANK
/s/ SANDRA J. MILLER	By	/s/ ROBERT J. MCCORMACK

SCHEDULE A

Services

        Sentry shall perform management and administrative services and assist in business development on behalf of and as agent for Sun Bank's Wealth Management Division as follows:

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  Provide oversight for the trust and investment area of Sun Bank by interacting with the manager of each area providing assistance and guidance.

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  Meet with current or prospective clients to discuss present account relationship or offer information on new services.

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  Provide investment advice in the form of portfolio review or design of proposals.

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  Assist in the revamping of investment core securities and policies.

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  Provide information concerning policies and procedures currently approved by STC and used in daily operations.

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  Support the retail function by making referrals, when appropriate or feasible, to Sun Bank for commercial business.

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  Attend functions such as seminars, staff meetings, etc. for the purposes of acquainting clients and employees with products and services.

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  Provide oversight and management for Sun Investments.

SCHEDULE B
SENTRY FEE SCHEDULE

        The following are the fees for all services provided by Sentry under this contract and are billable monthly:

    Monthly base of $1,500.00
    (Includes basic services and such items as phone calls, faxes, computer time, etc. Time will not be billed for minor items of research. Major projects will be billed on a "time worked" basis).

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  Hourly

    Sr. Officer—$75
    Jr. Officer—$60
    Staff—$40

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  Mileage—charged at current IRS approved rate of $0.36 per mile.

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  Items out of the realm of basic responsibilities listed on Schedule "A" that may arise will be billed as determined and agreed upon by both parties prior to the commencement of the work to be performed.

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  Exhibit 99.7
SCHEDULE A
SCHEDULE B SENTRY FEE SCHEDULE